Exhibit 21(a)


SUBSIDIARIES OF AMERICAN MEDICAL ALERT CORP.         STATE OF INCORPORATION
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Safe Com Inc.                                        New York

HCI Acquisition Corp.                                New York

Live Message America Acquisition Corp.               New York